Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

between

MSR I, LP,

a Delaware limited partnership,

as Seller

and

ALTISOURCE RESIDENTIAL, L.P.,

a Delaware limited partnership,

as Buyer

Dated as of September 30, 2016

TABLE OF CONTENTS

ARTICLE 1 - DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1
1.2	Interpretation	13

ARTICLE 2 - PURCHASE AND SALE TRANSACTION		14

2.1	Purchase and Sale	14
2.2	No Financing Contingency	14
2.3	Seller Financing	14

ARTICLE 3 - PURCHASE PRICE		14

3.1	Extension Deposit	14
3.2	Cash at Closing	14

ARTICLE 4 - DUE DILIGENCE		15

4.1	As Is Sale	15
4.2	Release from Liability	15
4.3	Release of Holding Company and Property Owner	16
4.4	Acknowledgment	17

ARTICLE 5 - ADJUSTMENTS AND PRORATIONS		17

5.1	Rent	17
5.2	Security Deposits	18
5.3	Real Estate Taxes, Other Taxes and Special Assessments	18
5.4	Special Assessments	18
5.5	Operating Expenses	19
5.6	Prepaid Expenses	19
5.7	Intentionally Omitted	19
5.8	Other Customary Prorations	19
5.9	Closing Costs	19
5.10	Calculation of Adjustments and Prorations	20

ARTICLE 6 - CLOSING		21

6.1	Closing Date	21
6.2	Payment of Purchase Price	21
6.3	Seller’s Closing Deliveries	22
6.4	Buyer’s Closing Deliveries	24

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES		24

7.1	Buyer’s Warranties	24

7.2	Seller’s Warranties	25
7.3	General Provisions	34
7.4	No Consequential Damages	35
7.5	Remedies	35
7.6	Indemnity Escrow Funds	37

ARTICLE 8 - COVENANTS		37

8.1	Publicity	37
8.2	Brokers	37
8.3	Tax Matters	38
8.4	Audited Financials	39

ARTICLE 9 - MISCELLANEOUS		39

9.1	Assignment	39
9.2	Integration; Waiver; Waiver of Bulk Sales Compliance	40
9.3	Governing Law	40
9.4	Captions Not Binding; Exhibits	40
9.5	Binding Effect	40
9.6	Severability	40
9.7	Notices	40
9.8	Counterparts	41
9.9	No Recordation	41
9.10	Limitation of Liability	41
9.11	Construction	42
9.12	Time of Essence	42
9.13	Waiver of Jury Trial	42
9.14	No Presumption Regarding Drafting	42
9.15	Facsimile Signatures	42
9.16	No Third Party Beneficiaries	42
9.17	Prior Agreements	42

MEMBERSHIP INTEREST

PURCHASE AND SALE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of September 30, 2016, by and between MSR I, LP, a Delaware limited partnership (“Seller”), and Altisource Residential, L.P., a Delaware limited partnership (“Buyer”).

Recitals

A. On the Closing Date (as hereinafter defined) and prior to the consummation of the Transaction (as hereinafter defined), the directly-owned subsidiaries of Seller set forth on Schedule 1 (“Predecessor Holding Companies”) were merged with and into HOME SFR Equity Owner, LLC, a Delaware limited liability company (“Holding Company”), with Holding Company as the surviving entity. Seller is the owner of one hundred percent (100%) of the issued and outstanding membership interests in Holding Company;

B. On the Closing Date and prior to the consummation of the Transaction, the indirectly-owned subsidiaries of Seller set forth on Schedule 2 (“Predecessor Property Owners”) were merged with and into HOME SFR Borrower, LLC, a Delaware limited liability company (“Property Owner”), with Property Owner as the surviving entity. Holding Company is the owner of one hundred percent (100%) of the issued and outstanding membership interests in Property Owner;

C. Property Owner owns the fee title to the parcels of real property set forth on Schedule 3 attached hereto (each a “Real Property”, and, collectively, the “Real Properties”), each of which is currently improved with a single family rental home and related improvements (each Real Property and any and all improvements thereon, a “Property”, and collectively, the “Properties”); and

D. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, one hundred percent (100%) of the issued and outstanding membership interests in Holding Company (collectively, the “Membership Interests”), on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained in this Agreement and other good and valuable consideration in hand paid, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1 - DEFINITIONS AND INTERPRETATION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“40 Act” has the meaning set forth in Section 7.2(h).

“Action” means any litigation, claim, action, suit, inquiry, audit, investigation or proceeding (including any condemnation action or proceeding) by or before any Governmental Authority or any other arbitration, mediation or similar proceeding.

“Advance Rent” means any Rent that has been prepaid more than thirty (30) days in advance, as measured from the date of determination.

“Advance Rent Disbursement Schedule” means Schedule 5 attached hereto, showing the calendar months occurring after the month in which the Closing Date occurs to which Advance Rents received by Seller are applicable and should be applied by Buyer to the payment to the applicable Tenant’s rent due for such calendar month.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Affiliate Contract” has the meaning set forth in Section 7.2(s).

“Agreement” has the meaning set forth in the Preamble.

“Allocated Purchase Price” means the amount of the Purchase Price allocated to each Property as set forth on Schedule 3.

“Applicable HOA Properties” means with respect to any Applicable HOA State, all HOA Properties located in such Applicable HOA State except for any HOA Property as to which any Liens for HOA Fees are expressly subordinated to the Lien of the Seller Financing Documents encumbering such Property.

“Applicable HOA State” means (i) a state in which, pursuant to applicable Laws, (A) a Lien in favor of an HOA may be created through the non-payment of HOA Fees assessed against a Property by such HOA and (B) any such Lien would have Priority or (ii) a state designated, on or before the Closing Date, by the Lender pursuant to the terms of the Seller Financing Documents, as an Applicable HOA State. For the avoidance of doubt, if any reported decision of a state appellate court would result in the foregoing clauses (i)(A) and (i)(B) applying in such state, then such state shall constitute an Applicable HOA State.

“Assignment” means an Assignment and Assumption of Membership Interests in the form attached hereto as Exhibit A.

“Bankruptcy Action” means, with respect to any Person:

(i) such Person shall fail generally to pay its debts as they come due, or shall make a general assignment for the benefit of creditors; or any case or other proceeding shall be instituted by such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of it or its debts under the Bankruptcy Code; or such Person shall take any corporate, limited partnership or limited liability company action to authorize any of such actions; or

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person in any court seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Code, and (A) such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or (B) an order for relief in respect of such Person shall be entered in such case or proceeding or a decree or order granting such other requested relief shall be entered.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other federal, state, local or foreign bankruptcy or insolvency law.

“business day” means any day other than Saturday, Sunday, any federal holiday, or any holiday in New York or Texas. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire on or be extended to, as the case may be, the next succeeding business day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Representatives” means Buyer and any officers, directors, employees, agents, representatives and attorneys of Buyer.

“Buyer’s knowledge” or words of similar import shall refer only to the actual knowledge of any of George Ellison, Robin Lowe, Ercan Gurhan and Randall Mason (the “Buyer Knowledge Parties”) after reasonable inquiry. There shall be no personal liability on the part of any Buyer Knowledge Party arising out of any of the Buyer’s representations or warranties.

“Buyer’s Survival Period” has the meaning set forth in Section 7.3(b)(ii).

“Cap” has the meaning set forth in Section 7.3(c).

“Carry-Over Property” means a Property that is occupied by a Carry-Over Tenant as of the Closing Date.

“Carry-Over Tenant” means one or more individuals who, on the Closing Date, occupy such Property.

“Closing” means the closing of the Transaction.

“Closing Date” means the date hereof.

“Closing Documents” means all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement in connection with Closing, including the documents and instruments required pursuant to the terms of Article 6, but excluding any Seller Financing Document.

“Closing Statement” has the meaning set forth in Section 5.10(a).

“Code” means the Internal Revenue Code or 1986 (or successor thereto), as amended from time to time.

“Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Property or any part thereof.

“Contracts” means all contracts, leases, equipment leases, agreements, arrangements, understandings, promises, commitments or undertakings, whether written or oral and whether express or implied.

“Current Year Taxes” has the meaning set forth in Section 5.3.

“Disclosure Requirements” has the meaning set forth in Section 8.1(a).

“Disputed Items” has the meaning set forth in Section 5.10(b).

“Disputed Items Notice” has the meaning set forth in Section 5.10(b).

“Due Diligence” means examinations, inspections, investigations, tests, studies, analyses, appraisals, calculations, evaluations and/or investigations with respect to each Property (including examination and review of the title matters, applicable land use, and zoning Laws and other Laws applicable to the Property, the physical condition of the Property and the economic status of the Property), Holding Company, Predecessor Holding Companies, Property Owner, Predecessor Property Owners, the Membership Interests, Property Owner Membership Interests, and any Leases or rental history with respect to the Properties, as Buyer deems adequate.

“Eligible Lease” means, as of any date of determination, a Lease for a Property that satisfies all of the following:

(i) the form of Lease reflects customary market standard terms;

(ii) the Lease is entered into on an arms-length basis without payment support by Seller or its Affiliates (provided that any incentives offered to Tenants shall not be deemed to constitute such payment support);

(iii) the Lease is to a bona fide third-party Tenant; and

(iv) the Lease is in compliance with all applicable Laws and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Holding Company, Property Owner and/or Seller, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof in all material respects.

“Eligible Tenant” means, as of any date of determination, a bona fide third party lessee of a Property who satisfies each of the following criteria:

(i) the Tenant is not subject to an ongoing Bankruptcy Action as of the date such Tenant is initially screened by the applicable Seller Party prior to the execution of a Lease by such Tenant;

(ii) at the time of such initial screening, the Tenant is not listed on any Government List; and

(iii) the Tenant otherwise generally conforms to Property Owner’s internal tenant leasing criteria in all material respects at the time such Tenant is screened by Property Owner.

“Environmental Laws” means any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in effect as of the Closing Date, relating to protection of human health or the environment, relating to Hazardous Substances and/or relating to liability for or costs of other actual or threatened danger to human health or the environment and shall include (i) the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including, but not limited to, Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; the River and Harbors Appropriation Act; and those relating to Lead Based Paint and (ii) any federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, in effect as of the Closing Date, conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of any Property; requiring notification or disclosure of the presence of or Hazardous Substances Releases or other environmental condition of any Property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such Property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to any Property; and relating to wrongful death, personal injury or property or other damage in connection with any physical condition or use of any Property.

“Escrow Agent” means Delaware Trust, in its capacity as escrow agent with respect to the Extension Deposit and escrow services in connection with Closing, having the following address and contact information:

Delaware Trust Company

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Attn: David Straub

Phone: (302) 636-5866

E-Mail: dstraub@delawaretrust.com

“Extension Deposit” shall have the meaning set forth in Section 3.1.

“Fairness Opinion” has the meaning set forth in Section 6.4(g).

“Final Settlement” has the meaning set forth in Section 5.10(b).

“Final Statement” has the meaning set forth in Section 5.10(b).

“Financial Statements” has the meaning set forth in Section 7.2(q).

“Financing Kick-Out Property” has the meaning set forth in Section 7.5(a).

“Government List” means (i) the Annex to Executive Order 13224, (ii) OFAC’s most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/t11sdn.pdf or any successor website or webpage) and (iii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained by a Governmental Authority that Lender, on or before the Closing Date, notifies Buyer in writing is included in “Government List”.

“Governmental Authority” means any court, board, agency, commission, office or other authority of any nature whatsoever of any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Hazardous Substances” means any and all substances (whether solid, liquid or gas) defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any present or future Environmental Laws, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, lead based paint and toxic mold; provided, however, “Hazardous Substances” does not include: (i) substances which otherwise would be included in such definition but which are of kinds and in amounts ordinarily and customarily used or stored in similar properties, including substances used for the purposes of cleaning, maintenance, or operations, substances typically used in construction, and typical products used in residential properties like each Property, and which are otherwise stored and used in compliance with all Environmental Laws and any permits issued pursuant thereto; or (ii) substances which otherwise would be included in such definition but which are of kinds and amounts ordinarily and customarily utilized in residential properties and which are otherwise in compliance with all Environmental Laws and any permits issued pursuant thereto.

“Hazardous Substances Release” with respect to any Hazardous Substance means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“HOA” means a homeowners or condominium association, board, corporation or similar entity with authority to create a Lien on a Property as a result of the non-payment of HOA Fees that are payable with respect to such Property.

“HOA Fees” means all dues, fees, assessments and impositions with respect to a Property, and any other charges levied or assessed or imposed against a Property, or any part thereof, by an HOA.

“HOA Property” means a Property which is subject to an HOA.

“Holding Company” has the meaning set forth in the Recitals.

“Housing Assistance Payments” means any and all Section 8 housing choice voucher payments or other tenant-based rental subsidies benefitting Tenants.

“Indebtedness” means, without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) (a) for borrowed money or with respect to deposits, prepayments or advances of any kind net of cash reserves (other than trade payables or similar accruals incurred in the ordinary course of business), (b) evidenced by notes, bonds, debentures or similar contracts or agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or similar accruals incurred in the ordinary course of business), (d) in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn or funded, (e) for contracts or agreements relating to interest rate protection, swap agreements and collar agreements and (f) in the nature of guarantees of the obligations of other Persons described in clauses (a) through (e) above.

“Indemnity Escrow Account” means the account held by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement.

“Indemnity Escrow Agent” means Delaware Trust, in its capacity as escrow agent with respect to the Indemnity Escrow Funds and escrow services in connection with the Indemnity Escrow Agreement, having the following address and contact information:

Delaware Trust Company

Little Falls Centre One

2711 Centerville Road

Wilmington, DE 19808

Attn: David Straub

Phone: (302) 636-5866

E-Mail: dstraub@delawaretrust.com

“Indemnity Escrow Agreement” has the meaning set forth in Section 6.3(p).

“Indemnity Escrow Amount” means Twenty-Six Million Five Hundred Seventy Thousand Six Hundred Forty-Five and 00/100 Dollars ($26,570,645.00).

“Indemnity Escrow Funds” shall mean the Indemnity Escrow Amount, together with interest accrued thereon from time to time.

“Individual Material Adverse Effect” means, in respect of a Property, any event or condition that has a material adverse effect on (i) the profitability, value, use, operation, leasing or marketability of such Property or results in any material liability to, claim against or obligation of the Lender under the Seller Financing, or (ii) the enforceability, validity, perfection or priority of the lien of the Seller Financing Documents with respect to such Property.

“IRS” means the Internal Revenue Service.

“Laws” means all municipal, county, state or federal statutes, codes, ordinances, laws (including common law), rules or regulations applicable to any Property, the Membership Interests, Property Owner Membership Interests, Holding Company, Property Owner and/or Seller, including, with respect to each Property and the Properties as a whole, all zoning and land use laws, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto.

“Leases” means all leases of the Properties in effect on the Closing Date as reflected on the Rent Roll, together with any renewals and amendments thereof and any correspondence with or notices to or from Tenants related thereto. The Leases may each be referred to individually herein as a “Lease”.

“Lender” means the Lender, as defined in the Seller Financing Documents.

“Letter of Intent” means that certain letter agreement, dated as of July 22, 2016, by Seller and MSR II, LP to Buyer.

“Liabilities” means any and all claims, demands, liabilities, damages, obligations, fines, penalties, taxes, assessments, losses, deficiencies, interest, awards, judgments, sanctions, costs and expenses of any kind or nature, accrued or fixed, known or unknown, matured or unmatured, due or to become due, asserted or unasserted, including reasonable costs of investigation and defense and reasonable attorneys’ and consultants’ fees, expenses and disbursements.

“Liability Threshold” has the meaning set forth in Section 7.3(c).

“Liens” means any and all liens (including environmental and Tax liens), restrictions (including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership), charges, claims, mortgages, pledges, security interests, equitable deposits, easements, adverse claims, puts or encumbrances of any nature whatsoever (including any subscriptions, options, preemptive rights, rights of refusal, rights of offer, conversion rights, warrants or other agreements, securities or commitments of any nature whatsoever (whether oral or written, whether firm or conditional, whether contractual or statutory)), and any lien or charge arising by statute or other Laws, which secures the payment of a debt or the performance of an obligation.

“Major Contracts” means (i) any management agreement relating to the Properties or the Seller Entities to which Property Owner, a Predecessor Property Owner, Holding Company or a Predecessor Holding Company is a party, (ii) any Affiliate Contract and (iii) any brokerage, leasing, cleaning, maintenance, service or other contract or agreement of any kind (other than Leases) relating to the Properties, in each case involving payment or expense of more than One Hundred Thousand and 00/100 Dollars ($100,000.00) during any twelve (12) month period, unless cancelable on thirty (30) days or less notice without requiring payment of termination fees or payments of any kind (other than amounts that accrued prior to the termination date).

“Market” means each city or municipality where the Properties are located, together with the metropolitan area surrounding each such city or municipality.

“Materiality Threshold” means a breach of a representation or warranty of Seller with respect to a Property: (i) that adversely affects the ability of Buyer to rent such Property at a market rent for a period of sixty (60) days, including HOA restrictions (and Seller or Buyer is unable to obtain a waiver of such restriction from the applicable HOA), (ii) where such Property is subject to a material defect in title to the Property, which title defect adversely affects the ability of Buyer to rent such Property at a market rent for a period of sixty (60) days, (iii) where such Property is subject to environmental contamination or not in compliance with applicable Environmental Laws, or (iv) where the improvements on such Property require maintenance and repair, other than ordinary wear and tear, in excess of Twelve Thousand Five Hundred and 00/100 Dollars ($12,500.00).

“Membership Interests” has the meaning set forth in the Recitals.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Operating Expenses” has the meaning set forth in Section 5.5.

“Patriot Act Offense” has the meaning set forth in Section 7.2(z).

“Permits” has the meaning set forth in Section 7.2(x).

“Permitted Exceptions” means for any Property: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of taxes and assessments not yet due and payable, (c) the rights of the Tenants, as tenants only, under the Leases, (d) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Property and that would not reasonably be expected to and do not have an Individual Material Adverse Effect on such Property, and (e) any encumbrances and other matters set forth in any of the Title Insurance Owner’s Policies for such Property.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority and including any successor, by merger or otherwise of any of the foregoing.

“PHA” means any public housing authority, agency or other Person administering Housing Assistance Payments.

“Predecessor Holding Companies” has the meaning set forth in the Recitals.

“Predecessor Property Owners” has the meaning set forth in the Recitals.

“Priority” means that the valid and proper foreclosure of a Lien for HOA Fees will extinguish the Lien of the Seller Financing Documents with respect to the relevant HOA Property.

“Property” has the meaning set forth in the Recitals.

“Property File” means with respect to each Property:

(i) each of the documents related to such Property that are described in paragraphs 3 and 4 of the Property Representations; and

(ii) the executed Lease and any renewals, amendments or modification of the Lease for such Property (provided, that if such Property is a Vacant Property, such Property will be disclosed in the Property File as a Vacant Property).

“Property Management Agreement” means the Property Management Agreement dated as of the Closing Date by and between the Property Manager and the borrower under the Seller Financing Documents, pursuant to which the Property Manager agrees to provide property management services to such borrower with respect to the real property owned by such borrower, including the Properties owned by Property Owner.

“Property Manager” means Main Street Renewal, LLC in its role as property manager under the Property Management Agreement.

“Property Owner” has the meaning set forth in the Recitals.

“Property Owner Membership Interests” shall mean one hundred percent (100%) of the issued and outstanding membership interests in each of Property Owner.

“Property Representations” means the representations and warranties set forth on Exhibit D attached hereto.

“Property Taxes” means any real estate and personal property taxes, assessments, water charges, sewer rents, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto now or hereafter levied or assessed or imposed by a Governmental Authority against any Property or Property Owner.

“Proration Date” means 12:01 A.M. on the Closing Date.

“Purchase Price” means Five Hundred Eighty-Eight Million Six Hundred Twenty-Eight Thousand Three Hundred Twenty-Seven and 89/100 Dollars ($588,628,327.89) as the same may be adjusted in accordance with this Agreement.

“Put Option Notice” has the meaning set forth in Section 7.5(a).

“Put Property” has the meaning set forth in Section 7.5(a).

“Real Property” has the meaning set forth in the Recitals.

“Release” has the meaning set forth in Section 8.1.

“Remedy Period” shall mean the date which is the later to occur of: (i) thirty (30) days following Seller’s receipt of a Put Option Notice with respect to the applicable breach of a Seller’s Warranty, or (ii) the expiration of any cure period afforded to the borrower under the Seller Financing Documents for a breach of the corresponding representation in the Seller Financing Documents to the Seller’s Warranty that Buyer asserts was breached in the applicable Put Option Notice.

“Renovation Standards” means the maintenance, repairs, improvements and installations that (i) are necessary for a Property to conform to applicable material Laws and (ii) do not deviate materially and adversely from local rental market standards for the area in which such Property is located.

“Rent Roll” means the rent roll with respect to the Property attached hereto as Exhibit F and incorporated herein by this reference.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the Tenants of the Property under the Leases.

“Repurchase Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning, building and land use laws, ordinances, rules and regulations, (b) the lien of taxes and assessments not yet due and payable, (c) the rights of the Tenants, as tenants only, under the Leases in effect as of Closing, (d) all non-monetary liens, encumbrances, easements and other matters of record, (i) which are of record as of the Closing Date, or (ii) which are not of record as of the Closing Date, but which do not have an Individual Material Adverse Effect on the applicable Property, (e) any matters set forth in any of the Title Insurance

Owner’s Policies for the related Properties delivered or made available to Buyer at Closing pursuant to the terms of this Agreement and (f) such other matters of record as are acceptable to Seller in its reasonable discretion. Notwithstanding the foregoing, no mortgages, deeds of trust or other loan documents entered into in connection with the Seller Financing shall be Repurchase Permitted Exceptions.

“Security Deposits” has the meaning set forth in Section 5.2.

“Seller” has the meaning set forth in the Preamble.

“Seller Entities” means and includes, collectively, (a) Seller, (b) Holding Company and (c) Property Owner.

“Seller Financing” means financing provided by Seller to or for the benefit of Buyer in an amount equal to Four Hundred Forty-One Million Four Hundred Seventy-One Thousand Two Hundred Forty-Five and 92/100 Dollars ($441,471,245.92) pursuant to the Seller Financing Documents.

“Seller Financing Documents” means those certain loan documents and other deliverables to be executed and delivered in connection with the Seller Financing, each to be dated as of the Closing Date and in the forms agreed to by Seller and Buyer.

“Seller Fundamental Representations” means Seller’s representations and warranties set forth in Section 7.2(a), Section 7.2(b), Section 7.2(d) and Section 7.2(e).

“Seller Parties” means and includes, collectively, (a) Seller, (b) Holding Company, (c) Property Owner (d) its attorneys, (e) any of the property managers retained by Property Owner with respect to the Property, (f) any direct or indirect member or owner of any beneficial interest in Seller, and (g) any officer, director, employee, or agent any of the foregoing or any direct or indirect owner of any beneficial interest in Seller.

“Seller Released Party” has the meaning set forth in Section 4.3.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of any of Sean Dobson and Drew Flahive (the “Knowledge Parties”) after reasonable inquiry of Spencer Lindahl, Richard Magel and Clay Hobbs concerning the Properties. There shall be no personal liability on the part of any Knowledge Party arising out of any of the Seller’s Warranties.

“Seller’s Warranties” means (a) Seller’s representations and warranties set forth in Section 7.2 and Exhibit D, as such representations and warranties may be explicitly waived by Buyer pursuant to the terms of this Agreement, and (b) any representations and warranties made by Seller in any of the Closing Documents.

“Seller’s Survival Period” has the meaning set forth in Section 7.3(b)(i).

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, duties or other assessments of any kind, including all income, gross receipts, branch profits,

license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person, by Law, contract or otherwise.

“Tax Return” means any return (including information returns), report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to any Tax authority in connection with the determination, assessment, collection or payment of any Tax.

“Tenants” (each individually, a “Tenant”) shall mean the tenants, licensees or other occupants occupying any part of the Property pursuant to and as a party to the Leases.

“Title Company” means Westcor Land Title Company, having the following address and contact information:

Westcor Land Title Insurance Company

600 W Germantown Pike, Suite 450

Plymouth Meeting, PA 19462

Attn : Clint Casabella

Phone: (484) 594-1109

E-Mail: ccasabella@wltic.com

“Title Insurance Owner’s Policy” means Property Owner’s existing owner’s title insurance policies and surveys for all of the Properties.

“Transaction” means the transactions contemplated by this Agreement.

“Treasury Regulations” means the income Tax regulations, including any temporary regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

“Vacant Property” means, individually, and “Vacant Properties” means, collectively, the Properties listed on Schedule E-6(b) attached hereto which are not leased to or occupied by any Tenant as of the Closing Date.

1.2 Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of “including” or “include” herein shall in all cases mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

ARTICLE 2 - PURCHASE AND SALE TRANSACTION

2.1 Purchase and Sale. Seller agrees to sell to the Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth in this Agreement and the Closing Documents, the Membership Interests.

2.2 No Financing Contingency. Other than the Seller Financing more particularly described in Section 2.3, Buyer acknowledges and agrees that Buyer’s obligations under this Agreement are not in any way conditioned upon obtaining new financing for any of the amounts payable by Buyer hereunder.

2.3 Seller Financing. Seller shall provide to or for the benefit of Buyer at Closing financing in the amount of Four Hundred Forty-One Million Four Hundred Seventy-One Thousand Two Hundred Forty-Five and 92/100 Dollars ($441,471,245.92) pursuant to the Seller Financing Documents.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Membership Interests to Buyer, Buyer shall pay to Seller the Purchase Price as follows:

3.1 Extension Deposit. Buyer has deposited with Escrow Agent an amount equal to Nine Million Twenty-Three Thousand Two Hundred Fifty-Nine and 58/100 Dollars ($9,023,259.58) (the “Extension Deposit”) in consideration of the extension of the Closing Date, which shall be deemed earned by Seller as of the Closing and disbursed in accordance with Section 3.2(a) below.

3.2 Cash at Closing. The Purchase Price for the Membership Interests shall be payable at Closing as follows:

(a) As set forth in Section 3.1 above, the Escrow Agent shall disburse the Extension Deposit in immediately available funds to an account designated by Seller.

(b) Buyer shall receive a credit toward the Purchase Price in an amount equal to Four Hundred Forty-One Million Four Hundred Seventy-One Thousand Two Hundred Forty-Five and 92/100 Dollars ($441,471,245.92) for the Seller Financing.

(c) Buyer shall receive a credit toward the Purchase Price in an amount equal to Nine Hundred Two Thousand Three Hundred Twenty-Five and 96/100 Dollars ($902,325.96), which is the amount of the deposit paid by Buyer to Seller upon the execution of the Letter of Intent.

(d) Buyer shall deposit the Indemnity Escrow Amount with the Indemnity Escrow Agent by wire transfer of immediately available funds to an account designated in writing by the Indemnity Escrow Agent. The Indemnity Escrow Agent will be required to release the Indemnity Escrow Funds to Seller in accordance with Section 6.2(b).

(e) Subject to the apportionments, reductions, prorations and other credits provided for in this Agreement (including pursuant to Sections 2.3, 5.1(a), 5.1(c), 5.2, 5.8 and 5.10) and as set forth in the Closing Statement, the balance of the Purchase Price (after deducting the amounts set forth in the Closing Statement and Sections 3.2(a), 3.2(b), 3.2(c) and 3.2(d) above) shall be paid by Buyer in immediately available funds.

ARTICLE 4 - DUE DILIGENCE

4.1 As Is Sale. Buyer acknowledges and agrees as follows: (a) prior to Buyer’s execution of this Agreement, Buyer has conducted or was given an opportunity to conduct such Due Diligence as Buyer deemed necessary or appropriate; (b) except for Seller’s Warranties, the Membership Interests and the Properties shall be sold, and Buyer shall accept the Membership Interests and the Properties on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS,” and except as otherwise expressly provided herein Buyer for itself and to the extent permitted by law for its successors and assigns hereby waives, releases and discharges Seller of any Liabilities; (c) except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Membership Interests or the Properties or the results of Buyer’s Due Diligence; and (d) except for Seller’s Warranties or any other obligation of Seller which expressly survives Closing, upon which Buyer has relied in making Buyer’s decision to purchase the Membership Interests and the Properties, Buyer has independently confirmed to its satisfaction all information that it considers material to its purchase of the Membership Interests and the Properties or the Transaction.

4.2 Release from Liability. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT: (1) UPON CLOSING, BUYER ASSUMES, FROM AND AFTER THE CLOSING DATE, (A) THE RISK OF ADVERSE MATTERS, INCLUDING ADVERSE PHYSICAL CONDITIONS, DEFECTS, CONSTRUCTION DEFECTS, ENVIRONMENTAL, HEALTH, SAFETY AND WELFARE MATTERS THAT MAY NOT HAVE BEEN REVEALED BY BUYER’S INSPECTIONS, (B) THE RISK OF CHANGES IN THE ENVIRONMENTAL REQUIREMENTS OR OTHER APPLICABLE LAWS AND REGULATIONS ON OR AFTER THE CLOSING DATE RELATING TO PAST, PRESENT AND FUTURE ENVIRONMENTAL CONDITIONS, AND

(C) THE RISK THAT ADVERSE PHYSICAL CHARACTERISTICS AND CONDITIONS, INCLUDING THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER CONTAMINANTS, MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION; AND (2) BUYER ACKNOWLEDGES AND AGREES THAT IT HAD THE OPPORTUNITY TO INSPECT MATTERS RELATED TO THE MEMBERSHIP INTERESTS AND THE PROPERTIES, OBSERVE THE PHYSICAL CHARACTERISTICS AND EXISTING CONDITIONS OF THE PROPERTIES AND THE OPPORTUNITY TO CONDUCT SUCH INVESTIGATION AND STUDY ON AND OF THE PROPERTIES, ANY REAL PROPERTY AND ADJACENT AREAS AS BUYER DEEMED NECESSARY. EXCEPT (X) AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, (Y) FOR FRAUDULENT OR WILLFUL MISREPRESENTATION OR WILLFUL MISCONDUCT BY SELLER OR ANY OF THE SELLER PARTIES OR (Z) FOR BREACH OF THIS AGREEMENT OR ANY CLOSING DOCUMENT BY ANY SELLER PARTY, BUYER HEREBY WAIVES AND FOREVER RELEASES AND DISCHARGES SELLER PARTIES FROM ANY AND ALL RIGHTS, CLAIMS, OBJECTIONS, COMPLAINTS AND DEMANDS, AT LAW OR IN EQUITY, WHETHER KNOWN OR UNKNOWN, AND WHETHER ARISING BEFORE OR AFTER THE CLOSING DATE, THAT BUYER HAS NOW OR MAY HAVE IN THE FUTURE, ARISING OUT OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC, LEGAL OR OTHER CONDITION OF THE MEMBERSHIP INTERESTS OR THE PROPERTIES, INCLUDING ANY OBLIGATIONS OF SELLER UNDER THE LEASES RELATING TO THE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL COMPLIANCE STATUS OF ANY PROPERTY, AND INCLUDING ALL CLAIMS IN TORT OR CONTRACT AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (CERCLA), THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA), OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR REGULATION, AND ALL TITLE OR OTHER DUE DILIGENCE MATTERS DESCRIBED ABOVE IN THIS SECTION OR ANY OTHER PROVISIONS OF THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT, BUYER WAIVES THE BENEFITS OF ANY LAW THAT GENERALLY PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM, MAY HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

4.3 Release of Holding Company and Property Owner. As of the Closing, each of Seller and its Affiliates, on behalf of itself and each of its predecessors, successors, personal representatives and assigns, hereby irrevocably releases and forever discharges Holding Company, Property Owner and each of their respective officers, directors, shareholders, equity holders, employees, predecessors, successors, assigns and Affiliates (each, a “Seller Released Party”), for and from any and all Liabilities by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the Closing Date. From and after the date hereof, Seller irrevocably agrees on behalf of itself and its Affiliates, to not, directly or indirectly, assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any proceeding of any kind against any of the Seller Released Parties based upon or with respect to any matter released hereby, except (x) as expressly provided otherwise in this Agreement or in any Closing Document or (y) for fraud or a willful breach by Buyer of this Agreement.

4.4 Acknowledgment. Buyer and Seller each acknowledge and agree that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller or Buyer, as applicable, would not have agreed to enter into any portion of the Transaction for the applicable purchase price without the disclaimers and other agreements set forth above.

ARTICLE 5 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

5.1 Rent.

(a) All Rents payable under the Leases, Housing Assistance Payments and any other revenues derived from the operation of the Properties, including revenues derived from other miscellaneous income and collected by or on behalf of Seller, Holding Company, Predecessor Holding Companies, Property Owner or Predecessor Property Owners prior to the Closing Date shall be prorated between Seller and Buyer as of the Proration Date. Seller shall be entitled to such Rents, Housing Assistance Payments and other revenues attributable to any period prior to but not including the Proration Date. Buyer shall be entitled to such Rents, Housing Assistance Payments and other revenues attributable to any period on and after the Proration Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. If, after Closing, Seller receives any Rents, Housing Assistance Payment or other revenue attributable to any period on or after the Closing Date for which Buyer did not receive a credit against the Purchase Price at Closing, Seller agrees to hold such Rents, Housing Assistance Payments or other revenue in trust for Buyer and deliver the amount thereof to Buyer within two (2) business days after receipt thereof, which obligation of Seller shall survive the Closing.

(b) After Closing, Buyer shall request the Property Manager to use commercially reasonable efforts for a period of ninety (90) days (which shall not require institution of any Action) to collect on Seller’s behalf any Rents for any period prior to the Closing Date and not collected as of the Closing Date, and to tender the same to Seller upon receipt; provided, however, that all Rents collected by Buyer on or after the Closing Date from any Tenant owing Rents at Closing shall be applied (i) first, to Buyer’s reasonable cost of collection, (ii) second, to Rents due for the month in which such payment is received by Buyer, (iii) third, to any Rents or other amounts owed by such Tenant attributable to any period after Closing which are past due on the date of receipt, and (iv) the balance (if any) to Seller, but only to the extent of amounts actually owed to Seller by such Tenant.

(c) Any Advance Rents payable under the Leases for the period following the Closing Date shall be credited by Seller to Buyer on the Closing Date such that the cash consideration paid by Buyer in accordance with Section 3.2(e) shall be proportionally reduced.

(d) After Closing, (i) Buyer shall have an exclusive right to collect the Rents due to any Property Owner and any other amounts due to any Property Owner under the Leases, and (ii) Seller shall have no right to pursue claims against any Tenant in occupancy at or after Closing or other party for sums due with respect to any period prior to the Closing Date unless such party is no longer occupying any Property pursuant to any Lease.

5.2 Security Deposits. As permitted by Law, any security deposits held by Seller or any third party property manager retained by any Seller Party (but not, for the avoidance of doubt, security deposits held by Property Owner or Holding Company) with respect to the Properties (collectively, the “Security Deposits”) shall be transferred to Buyer at Closing. To the extent the Law precludes a transfer of any such Security Deposit, an amount equal to such Security Deposit that may not be transferred will be credited by Seller to Buyer on the Closing Date such that the cash consideration paid by Buyer in accordance with Section 3.2(e) shall be proportionally reduced.

5.3 Real Estate Taxes, Other Taxes and Special Assessments. Buyer assumes and agrees to pay so much of the real estate taxes and other taxes in respect of the Properties assessed for and first becoming a lien during the calendar year in which Closing occurs (the “Current Year Taxes”) as shall be allocable to Buyer by proration (based upon the number of days in such calendar year on and after the Closing Date). Seller shall pay (a) all delinquent real estate taxes as of the Closing Date, (b) so much of the Current Year Taxes as shall be allocable to Seller by proration (based upon the number of days in such calendar year prior to the Closing Date) and (c) any costs, Taxes and expenses associated with Holding Company, Predecessor Holding Companies, Property Owner and Predecessor Property Owners assessed for and first becoming a lien prior to the Closing, including Taxes associated with the merger of the Predecessor Holding Companies with and into the Holding Company and Taxes associated with the merger of the Predecessor Property Owners with and into the Property Owner. Any Taxes which are payable in the calendar year in which Closing occurs but are not due and payable at the time of Closing and the portion of the Current Year Taxes not assumed by Buyer hereunder shall be allocated to Buyer as a credit against the Purchase Price at Closing. If the Current Year Taxes have not been set at the Closing Date, the present tax rate and the 2015 assessed valuation shall be used for the purposes of making the adjustments at Closing under this paragraph and the parties shall re-prorate within thirty (30) days following receipt of the actual final tax bill or, if such date occurs after receipt of the actual final tax bill, in connection with the Final Settlement. Notwithstanding any of the foregoing to the contrary, Seller shall have the right to prosecute (with Buyer’s reasonable cooperation after Closing, at no expense or liability to Buyer) and retain any recovery in connection with any tax appeals or contests with respect to taxes assessed against the Properties for tax periods prior to Closing Date provided such recovery action will not result in a deferral of taxes or reassessment against the Properties that negatively affects Buyer.

5.4 Special Assessments. Seller shall pay all installments of special assessments due and payable in respect of the Real Properties prior to the Closing Date, and

Buyer shall pay all installments of special assessments in respect of the Real Properties due and payable on and after the Closing Date; provided, however, if such special assessment is payable during the calendar year in which the Closing occurs, then the parties shall agree to prorate such special assessments equitably according to the parties’ respective periods of ownership.

5.5 Operating Expenses. Operating expenses for the Properties, Holding Company and Property Owner, including any and all charges of HOAs, municipal utility district charges and the like or any other payables (collectively, “Operating Expenses”), shall be prorated as of the Proration Date. Seller shall pay, or cause Property Owner to pay, all Operating Expenses attributable to the period prior to the Proration Date (except for those Operating Expenses payable by Tenants), and Buyer shall pay all Operating Expenses attributable to the period on or after the Proration Date. For those Operating Expenses reimbursable by Tenants in accordance with the Leases but only to the extent such reimbursements are actually collected by Seller or the applicable Property Owner from the Tenants, the parties shall use the most recent Tenant Reimbursement Statement set forth on Schedule 4 attached hereto for the purpose of making adjustments under this Section 5.5. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the average consumption over the preceding six (6) month period. With respect to any Operating Expenses for which a reading, invoice or bill is not obtained as of Closing, the parties shall re-prorate within thirty (30) days following receipt of the initial reading, invoice or bill after Closing or, if such date occurs after receipt of the initial reading, invoice or bill, in connection with the Final Settlement. Seller shall receive a credit from Buyer at Closing toward any deposits Seller, Holding Company or Property Owner has with any of the utility or service companies servicing the Properties that are transferred to Buyer or retained by Holding Company or Property Owner.

5.6 Prepaid Expenses. Buyer shall reimburse Seller at Closing for all prepaid expenses relating to the Properties which (i) were paid pursuant to Contracts to remain outstanding following the Closing Date or (ii) were paid pursuant to insurance policies to remain outstanding following the Closing Date, if any, to the extent such expenses are attributable to the period commencing on the Closing Date or thereafter (and documentation of such prepayment shall be provided by Seller to Buyer prior to Closing).

5.7 Intentionally Omitted.

5.8 Other Customary Prorations. Unless otherwise agreed by the parties in writing, all other items customarily prorated in connection with sales of rental housing properties similar to the Properties in the applicable Markets shall be prorated as of the Proration Date.

5.9 Closing Costs. Closing costs shall be allocated between Seller and Buyer as follows:

(a) All closing costs for transfer taxes, sales taxes and bulk sales taxes, shall be paid by the party customarily responsible for such costs in each Market where the applicable Property is located. Notwithstanding the foregoing sentence, Seller shall pay all costs, Taxes and expenses associated with (i) the merger of the Predecessor Holding Companies with and into the Holding Company and (ii) the merger of the Predecessor Property Owners with and into the Property Owner at or prior to Closing.

(b) All costs and expenses related to Buyer’s Due Diligence shall be paid by Buyer.

(c) All reasonable and customary costs related to origination of the Seller Financing, including any costs related to mortgaging the Properties, any confirmatory deeds, mortgage recording taxes and any premiums related to obtaining new lender’s insurance policies, shall be paid by Buyer.

(d) Buyer and Seller shall each pay one-half of the cost payable to the Escrow Agent in connection with the Extension Deposit.

(e) Buyer and Seller shall each pay one-half of the cost payable to the Indemnity Escrow Agent in connection with the Indemnity Escrow Agreement.

(f) Except as otherwise expressly set forth herein, Buyer and Seller shall each be solely responsible for all of its own fees of any attorneys, consultants or advisers retained or engaged by such party.

(g) Buyer and Seller shall each pay one-half of the cost of the Fairness Opinion.

(h) Unless otherwise agreed by the parties in writing, all other closing costs shall be paid by the party customarily responsible for such costs in connection with sales of rental housing properties similar to the Properties in the applicable Markets, or if the parties cannot ascertain or agree with respect to any such custom, such costs shall be paid one-half by each of Buyer and Seller.

5.10 Calculation of Adjustments and Prorations.

(a) Closing Statement. No later than ten (10) days prior to the Closing Date, Seller shall deliver to Buyer a draft of Seller’s good faith estimate of the prorations and adjustments required by this Agreement, together with an updated Rent Roll and all other back up information reasonably necessary for Buyer to review such draft. All prorations and adjustments may be updated on or prior to the Closing Date as mutually agreed between Seller and Buyer. A copy of such schedule of prorations and adjustments shall be executed by Seller and Buyer at Closing (the “Closing Statement”) (it being understood that the Closing Statement shall be subject to adjustment pursuant to Section 5.10(b)).

(b) Final Settlement. A final settlement (the “Final Settlement”) of Closing prorations and adjustments shall take place, subject to the dispute resolution provision below, no later than one hundred and twenty (120) days following the Closing Date. Within ninety (90) days after Closing, Buyer shall deliver a schedule of the prorations and adjustments (the “Final Statement”) to Seller setting forth Buyer’s good faith determination of all adjustments to the Closing Statement it believes are necessary to correct the prorations and adjustments as reflected in the Closing Statement, which Final Settlement shall be accompanied with reasonable supporting information. For a period of thirty (30) days after receipt of the Final Statement and supporting information, Seller shall have the right to review the Final Statement and supporting information, and Buyer shall reasonably cooperate with Seller to make available to Seller all underlying work papers and relevant books and records of Buyer, Holding Company, and Property Owner. Seller shall have the right to notify Buyer in writing that it seeks an adjustment in the Final Statement (a “Disputed Items Notice”), identifying the items that it seeks to adjust (the “Disputed Items”) and the reasons therefor. Seller and Buyer shall use good faith efforts to attempt to resolve any Disputed Items promptly. If Seller has not provided Buyer with a Disputed Items Notice within thirty (30) days after Seller’s receipt of Buyer’s proposed Final Settlement or if Buyer and Seller have not resolved all of the Disputed Items within ten (10) business days after delivery of the Disputed Items Notice by Seller to Buyer, then Seller and Buyer shall submit the Disputed Items to a mutually agreed nationally recognized accounting firm with experience in purchase price disputes, together with a proposal from each of Buyer and Seller with a position of the amount in dispute and basis for such position. The determination of such accounting firm, which shall be the selection of one party’s position or the other made within twenty (20) days after submission, shall be final and binding upon Seller and Buyer. Each of Buyer and Seller shall pay one half of the cost and expense of any accounting firm engaged in accordance with this Section 5.10(b). Within ten (10) business days after the Final Statement is agreed to or otherwise becomes binding, Seller shall pay to Buyer, or Buyer shall pay to Seller, as applicable, the amount to which it is entitled under the Final Statement.

ARTICLE 6 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

6.1 Closing Date. Closing shall occur on the Closing Date through an escrow closing coordinated by the Title Company. Time is of the essence with respect to the Closing.

6.2 Payment of Purchase Price.

(a) Subject to all other terms and conditions of this Agreement, Buyer agrees to pay the amount specified in Section 3.2 by delivery of the same to the Escrow Agent and the Indemnity Escrow Agent, as applicable, no later than 2:00 p.m., Eastern time on the Closing Date. In the event the Escrow Agent or the Indemnity Escrow Agent has not received the payment specified in Section 3.2 from Buyer by said time on the Closing Date, but Buyer has initiated the wire to the Escrow Agent and the Indemnity Escrow Agent, as applicable, Seller shall extend the Closing to the next business day following such date, in which event the day that both the Escrow Agent and the Indemnity Escrow Agent receive their respective wires shall be deemed the “Closing Date” and the proration and adjustments under Article 5 shall be recomputed as of such extended Closing Date.

(b) On the Closing Date, the Indemnity Escrow Amount deposited with the Indemnity Escrow Agent by Buyer, as described in Section 3.2(d), shall be held by the Indemnity Escrow Agent in escrow to pay claims with respect to any breach of Seller’s Warranties under this Agreement. Ninety (90) days following the Closing Date, so long as the potential amount of any claims by Buyer concerning any pending breaches of Seller’s Warranties do not collectively exceed Eight Million Eight Hundred Fifty-Six Thousand Eight Hundred Eighty-One and 00/100 Dollars ($8,856,881.00), the Indemnity Escrow Funds shall be reduced to Eight Million Eight Hundred Fifty-Six Thousand Eight Hundred Eighty-One and 00/100 Dollars ($8,856,881.00) and the released amount shall be paid to Seller. After two hundred seventy (270) days following the Closing Date, the excess, if any, of Eight Million Eight Hundred Fifty-Six Thousand Eight Hundred Eighty-One and 00/100 Dollars ($8,856,881.00) and the potential collective amount of any claims by Buyer concerning any pending breaches of Seller’s Warranties outstanding, if any, shall be released to Seller.

6.3 Seller’s Closing Deliveries. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Seller shall deliver or cause to be delivered at Closing the following:

(a) Assignment. An Assignment with respect to the Membership Interests of Holding Company, executed and acknowledged by a duly authorized officer of the Seller.

(b) Rent Roll. A Rent Roll with respect to those Leases in effect on the Closing Date attached hereto as Exhibit F.

(c) Non-Foreign Person Affidavit. A non-foreign person affidavit in the form of Exhibit C attached hereto and incorporated herein by this reference, executed and acknowledged by a duly authorized representative of Seller.

(d) Evidence of Authority. Documentation satisfactory to the Buyer and the Title Company to establish the due authorization of Seller’s sale of the Membership Interests or Properties (as applicable) and the authority of the signatory to this Agreement and the documents delivered by Seller pursuant to this Section 6.3 to execute the same on behalf of Seller.

(e) Seller Financing. The Seller Financing Documents, executed by a duly authorized officer of Seller where applicable.

(f) Closing Statement. The Closing Statement executed by a duly authorized officer of Seller.

(g) Transfer Tax. All the transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the Transaction, in each case, as prepared by Seller or the Title Company.

(h) Consent from Holders of Equity Interest in Seller. A certificate executed and acknowledged by a duly authorized representative of Seller certifying that the holders of at least 93% of the equity interests in Seller have consented to the Transaction.

(i) Recycled SPE Certificate. A certificate in the form of Exhibit I attached hereto, executed and acknowledged by a duly authorized representative of Seller.

(j) Other Documents. Such other documents as may be reasonably required by the Title Company, or as may be mutually agreed upon by Buyer and Seller to consummate the Transaction and to allow for the issuance of mortgagee title insurance policies to Lender and new owner title insurance policies to Property Owner, including confirmatory deeds, an owner’s and non-imputation affidavit in the form attached as Exhibit J and any state, county or municipal required disclosure, tax or otherwise.

(k) Termination of Existing Property Management Agreement. A termination of any existing property management agreement with respect to the Properties, duly executed by all parties to the existing property management agreement.

(l) Keys. To the extent in Seller’s or its property manager’s possession or control and to the extent not previously delivered to Buyer, keys to all locks to the Properties.

(m) Notices to PHAs and HOAs. Within fifteen (15) business days of Closing, Seller shall send notice letters to the PHAs, each taxing authority and any HOAs regarding the sale of the Properties setting forth Buyer’s contact information (as provided by Buyer) and the Closing Date, together with any completed and signed forms required from Seller by the PHAs (or taxing authority and HOAs, as applicable) to evidence the sale of the Property and transfer the payment of all Housing Assistance Payments from Seller to Buyer.

(n) Resignations. The resignation of each manager, director and officer of Holding Company and Property Owner, effective as of the Closing.

(o) Title Insurance. The Title Insurance Owner’s Policy for each Property.

(p) Indemnity Escrow Agreement. An escrow agreement substantially in the form attached hereto as Exhibit G (the “Indemnity Escrow Agreement”), executed by a duly authorized officer of Seller and the Indemnity Escrow Agent.

(q) Secretary’s Certificate. A certificate of Seller, duly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying as to true and complete copies of the certificates of formation of Holding Company and Property Owner.

(r) Books and Records. All books, records, data, rental history, and property and Tenant files associated with the Properties that are currently in the possession of the Seller, Holding Company and Property Owner. All corporate and organizational documents of the Seller Parties to the extent relating to Holding Company or Property Owner.

(s) Intentionally omitted.

6.4 Buyer’s Closing Deliveries. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied and subject to all other terms and conditions of this Agreement, Buyer shall deliver or cause to be delivered at Closing the following:

(a) Purchase Price. The Purchase Price, as adjusted for prorations and other adjustments set forth herein.

(b) Assignment. An Assignment with respect to Holding Company, executed by a duly authorized officer of Buyer.

(c) Evidence of Authority. Documentation satisfactory to Seller to establish the due authorization of Buyer’s consummation of the Transaction and the authority of the signatory to this Agreement and the Closing Documents required to be executed by Buyer to execute the same on behalf of Buyer.

(d) Closing Statement. The Closing Statement, executed by a duly authorized officer of Buyer.

(e) Seller Financing. The Seller Financing Documents, executed by a duly authorized officer of Buyer.

(f) Transfer Tax. All the transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the Transaction, in each case, as prepared by Seller or the Title Company.

(g) Fairness Opinion. An opinion (the “Fairness Opinion”) by Duff & Phelps LLC to Buyer, which states that, as of the date of the Fairness Opinion, and based on and subject to the assumptions, qualifications, limitations and other matters set forth in the Fairness Opinion, the consideration to be paid by the Buyer in the Proposed Transaction (as defined in the Fairness Opinion) is fair from a financial point of view to the Company (as defined in the Fairness Opinion).

(h) Indemnity Escrow Agreement. The Indemnity Escrow Agreement, executed by a duly authorized officer of Buyer and the Indemnity Escrow Agent, and Buyer shall deposit the Indemnity Escrow Amount with the Indemnity Escrow Agent in accordance with Section 3.2(d).

(i) Other Documents. Such other documents as may be mutually agreed upon by Seller and Buyer to consummate the Transaction.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Warranties. As of the Closing Date, Buyer represents and warrants to Seller as follows:

(a) Organization of Buyer. Buyer (i) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) has full power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

(b) Authorization and Validity. Buyer has full power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of this Agreement and each Closing Document to which Buyer is a party, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary action of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been and each Closing Document to which Buyer or any of Buyer’s Affiliates is a party will be duly executed by Buyer or such Affiliates, and constitute, or will constitute when executed and delivered by each other party hereto or thereto, Buyer’s or such Affiliate’s valid and binding obligation, enforceable against Buyer or such Affiliate in accordance with their respective terms.

(c) No Violation of Law. Neither the execution and delivery of this Agreement and the Closing Documents executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or Governmental Authority of any nature by which Buyer is bound.

(d) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Bankruptcy Code or any similar state or federal Laws.

(e) OFAC Compliance. The sources of funds for payment by Buyer of the Purchase Price are not sources of funds which would be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture) or 21 U.S.C. § 881 (Drug Property Seizure), Executive Order 13224, or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the USA Patriot Act). Neither Buyer nor to Buyer’s knowledge any Person owning an interest in Buyer is a Person with whom U.S. persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other action by a Governmental Authority.

7.2 Seller’s Warranties. As of the Closing Date, Seller represents and warrants to Buyer as follows:

(a) Organization of Seller, Holding Company and Property Owner.

(i) Seller (A) is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, (B) has full power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (C) is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

(ii) Each of Holding Company and Property Owner (A) is a limited liability company duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of formation, (B) has full power and authority to own or lease its properties and assets and to carry on its business as presently conducted and (C) is duly qualified to do business and is in good standing in every jurisdiction in each state in which any Property is located and in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary. Seller has previously made available to Buyer true and complete copies of the certificates of formation and limited liability company agreements of Holding Company and Property Owner, as amended through the date of this Agreement and of each qualification to do business in each state in which a Property is located. Neither of Holding Company or Property Owner is in default under or in violation of any of its organizational documents.

(b) Authorization and Validity.

(i) Seller has full power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery of this Agreement and each Closing Document to which Seller is a party, and the performance of its obligations hereunder and thereunder, has been duly authorized by all necessary action of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement has been and each Closing Document to which Seller or any of Seller’s Affiliates is a party will be duly executed by Seller or such Affiliates, and constitute, or will constitute when executed and delivered by each other party hereto or thereto, Seller’s or such Affiliate’s valid and binding obligation, enforceable against Seller or such Affiliate in accordance with their respective terms.

(ii) Each of Holding Company and Property Owner has full power and authority to execute and deliver the Closing Documents to which it is a party and to perform its obligations thereunder and to consummate the Transaction. The execution and delivery of each Closing Document to which Holding Company and Property Owner, as applicable, is a party and the performance of its obligations thereunder, has been duly authorized by all necessary action of Holding Company or Property Owner, and no other proceedings on the part of Holding Company or Property Owner is or will be necessary to authorize such execution, delivery and performance. Each Closing Document to which Holding Company or Property Owner, as applicable, is a party is duly executed by Holding Company or Property Owner and constitutes when executed and delivered by each other party hereto or thereto Holding Company’s or Property Owner’s valid and binding obligation, enforceable against Holding Company or Property Owner in accordance with their respective terms.

(c) No Conflict or Violation; Consents. None of Seller, Holding Company or Property Owner is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Person in order to consummate the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the

Closing Documents by Seller, nor the performance of the obligations of Seller hereunder or thereunder will (with or without the lapse of time, the giving of notice or both) (i) result in the violation of any Law or any provision of the organizational documents of any of Seller or its members, Holding Company or Property Owner, or conflict with any order or decree of any court or Governmental Authority of any nature by which any of Seller or its members, Holding Company or Property Owner (as applicable) are bound, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which any of Seller or its members, Holding Company or Property Owner (as applicable) is a party or by which any of them are bound or to which any of their assets are subject, (iii) require any consent from or notice to any Governmental Authority or (iv), except as contemplated in the Seller Financing Documents, result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Holding Company or Property Owner. No petition has been filed by or against Seller, Holding Company or any Property Owner under the Federal Bankruptcy Code or any similar state or federal Law. None of Seller, any Person owning an interest in Seller, Holding Company or any Property Owner is a Person with whom U.S. persons are restricted from doing business under regulation of OFAC, including those named on OFAC’s Specially Designated and Blocked Persons list, or under any statute, regulation or executive order (including Executive Order 13224), or by other action by a Governmental Authority.

(d) Title to Membership Interests. All of the Membership Interests are owned by Seller and all of the Membership Interests are duly authorized and validly issued, and Seller is the record and beneficial owner of, and has good and valid title to, the Membership Interests, and has the full legal right, power and authority to sell, assign and transfer title to, and full rights of ownership of, the Membership Interests. The Membership Interests are, and when delivered by Seller to Buyer pursuant to this Agreement will be, free and clear of any and all Liens, restrictions on transfer and preemptive rights, including any Liens obligating Holding Company to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding equity interests, or any securities convertible into or exchangeable for equity interests of Holding Company, or obligating any of such Persons to grant, extend or enter into any such agreement or commitment, other than restrictions on transfer expressly provided under the certificate of formation and limited liability company agreement of Holding Company and under applicable state and federal securities laws. There are no voting trusts or other agreements or understandings to which Seller is a party with respect to the voting of the Membership Interests. The assignments or other instruments of transfer to be delivered by Seller to Buyer at Closing will be sufficient to transfer Seller’s entire interest in the Membership Interests (of record and beneficially) directly or indirectly owned by Seller.

(e) Title to Property Owner Membership Interests. All of Property Owner Membership Interests are owned of record by Holding Company and all of Property Owner Membership Interests are duly authorized and validly issued, and Holding Company is the record and beneficial owner of, and has good and valid title to, Property Owner Membership Interests, and has the full legal right, power and authority to sell, assign and transfer title to, and full rights of ownership of, Property Owner Membership Interests. Property Owner Membership Interests are, and when delivered by Seller to Buyer pursuant to this Agreement will be, free and clear of any and all Liens, restrictions on transfer and preemptive rights, including any Liens obligating Property Owner to issue, deliver or sell, or cause to be issued, delivered or sold, any authorized or outstanding equity interests, or any securities convertible into or exchangeable for equity interests of any Property Owner, or obligating any of such Persons to grant, extend or enter into any such agreement or commitment, other than restrictions on transfer expressly provided under the certificates of formation and limited liability company agreements of Property Owner and under applicable state and federal securities laws. There are no voting trusts or other agreements or understandings with respect to the voting of Property Owner Membership Interests. There are no outstanding obligations of Holding Company or Property Owner to repurchase, redeem or otherwise acquire any of the Membership Interests or Property Owner Membership Interests, as applicable, or other securities. Other than Property Owner Membership Interests, Holding Company does not own, or have any interest in, any capital stock, membership interests or other equity interests of (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person. Property Owner does not own, or have any interest in, any capital stock, membership interests or other equity interests of (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any other Person. The assignments or other instruments of transfer to be delivered by Seller to Buyer at Closing will be sufficient to transfer Seller’s entire interest in Property Owner Membership Interests (of record and beneficially) directly or indirectly owned by Seller.

(f) Intentionally omitted.

(g) Intentionally omitted.

(h) Not An Investment Company. Neither Seller, Holding Company nor Property Owner is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended (the “40 Act”); (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. Holding Company has relied upon an exemption from registration as an “investment company,” within the meaning of the 40 Act. Property Owner has relied upon an exemption from registration as an “investment company,” within the meaning of the 40 Act.

(i) Intentionally omitted.

(j) Contracts.

(i) Exhibit B attached hereto is a true, correct and complete list of all Major Contracts.

(ii) None of Seller, Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Major Contract, or has received written notice that it is in material breach or default under any Major Contract. To Seller’s knowledge, no counterparty to any Major Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default under any Major Contract. Each Major Contract is a valid and binding agreement of Seller, Holding Company or Property Owner, as the case may be, and is in full force and effect in accordance with its terms. Seller has made available to Buyer a true and complete copy of each written Major Contract, as amended as of the date of this Agreement.

(k) Intentionally omitted.

(l) No Employees. Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner has or has ever had any employees. Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner has ever been a party to, participated in, had a commitment to create or had any liability in respect of, any employee benefit plans, policies or arrangements.

(m) Compliance with Laws. Each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner is, and has been, in compliance in all material respects with all Laws applicable to it or to the conduct or operation of its respective business or the ownership or use of any of its assets. None of Seller, any Seller Party, Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner has received any written notice of any material violation of any Law.

(n) Tax Matters.

(i) Each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner is and has been since the date of its respective formation or organization disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1).

(ii) Each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner has timely filed (after giving effect to any filing extensions) all material Tax Returns required to be filed by it prior to the Closing Date and all such Tax Returns are true, correct and complete in all material respects, and each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner has paid all material Taxes required to be paid by it (whether or not shown as due on such Tax Returns). True, correct and complete copies of the following have been made available to Buyer: (A) all federal and other material Tax Returns that have been filed by Holding Company, any Predecessor Holding Company, Property Owner and any Predecessor Property Owner; and (B) all material written communications from any Tax authority relative to Holding Company, any Predecessor Holding Company, Property Owner and any Predecessor Property Owner.

(iii) Each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner has withheld and paid all material withholding Taxes required to be withheld or paid by it and timely made (after giving effect to any extensions) all required Tax reporting of payments made.

(iv) All deficiencies asserted or assessments made against Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner as a result of any examinations by the IRS or any other Tax authority of the Tax Returns of Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner have been fully paid. There is no proceeding, investigation, audit or claim by any Tax authority now pending against or, to Seller’s knowledge, threatened with respect to Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner in respect of any Tax or assessment, nor has any claim for additional Tax or assessment been asserted or threatened in writing against or with respect to Holding Company, a Predecessor Holding Company, Property Owner or a Predecessor Property Owner by any Tax authority.

(v) No claim has been made in writing by any Tax authority in a jurisdiction where Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor, to Seller’s knowledge, is any such assertion threatened.

(vi) With respect to each Holding Company, Predecessor Holding Company, Property Owner and Predecessor Property Owner, (A) there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, (B) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), (C) no ruling with respect to Taxes has been requested by or on behalf of Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner and (D) no power of attorney with respect to any material Tax matter is currently in force.

(vii) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner is a party to or bound by any Tax allocation, indemnity or sharing or similar agreement covering any potential assumption of Tax liability of any other Person (except for this Agreement or under customary gross-up provisions of any credit agreement or similar commercial contract).

(viii) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner (A) is or has been at any time a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of another person other than Holding Company or Property Owner under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (except for this Agreement or under customary gross-up provisions of any credit agreement or similar commercial contract) or otherwise.

(ix) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law).

(x) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner (A) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law, (B) has had any Governmental Authority propose any such adjustment, (C) has any application pending with any Governmental Authority requesting permission for any changes in accounting methods, (D) has participated in an installment sale or open transaction disposition for which any amount is required to be included after the date hereof in income on a federal or state income Tax Return of Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner, (E) has received any prepayment, other than in the ordinary course of business, the full amount of which is required to be included after the date hereof in income on one or more applicable income Tax Returns of Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner or (F) has entered into any intercompany transaction or created any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(xi) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner has been required to file any disclosure with respect to any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2).

(xii) Seller is not (and will not be on or before the Closing) a foreign person (as defined in Section 1445 of Code and Treasury Regulations).

(xiii) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner has distributed stock of another Person or had their stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 354, 355 or 361 of the Code.

(xiv) Immediately prior to Closing, there will be no limitation on the utilization of the net operating losses, if any, of Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner under Sections 382 or 1502 of the Code or the Treasury Regulations thereunder or otherwise (including any comparable provisions of state, local or foreign Law).

(xv) Neither Holding Company, any Predecessor Holding Company, Property Owner nor any Predecessor Property Owner, nor any Real Property, is the beneficiary or subject of any Tax holiday, abatement or similar arrangement with any Tax or other authority.

(xvi) There are no Liens for Taxes on the assets of Holding Company or Property Owner other than Permitted Exceptions.

(xvii) True and complete copies of the most recent real estate tax bills for each Property have been delivered or made available to Buyer.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 7.2(n) shall be the sole representations and warranties made by Seller in this Agreement in respect of Taxes.

(o) Assets. Each of Holding Company and Property Owner has good and valid title to and is the lawful owner of, or has a valid leasehold interest or license interest in, the material tangible assets regularly used in the conduct of its business, free and clear of all Liens.

(p) Intentionally omitted.

(q) Financial Statements; Undisclosed Liabilities. Seller has delivered to Buyer (i) the unaudited consolidated balance sheet of Property Owner or Predecessor Property Owners as of December 31, 2015 and the related unaudited consolidated income statement of Property Owner or Predecessor Property Owners as of December 31, 2015, (ii) the unaudited consolidated balance sheet of Property Owner or Predecessor Property Owners as of December 31, 2014 and the related unaudited consolidated income statement of Property Owner or Predecessor Property Owners as of December 31, 2014 and (iii) the unaudited interim consolidated balance sheet of Property Owner or Predecessor Property Owners as of the six (6) months ended June 30, 2016 and the related unaudited interim consolidated income statement of Property Owner or Predecessor Property Owners as of the six (6) months ended June 30, 2016 (collectively, the “Financial Statements”). The Financial Statements are true and complete in all material respects for the periods therein indicated. The Financial Statements present fairly the financial condition of Holding Company, Predecessor Holding Companies, Property Owner and Predecessor Property Owners as of the times and for the periods referred to therein in all material respects, and have been prepared in accordance with the books and records of Holding Company, Predecessor Holding Companies, Property Owner and Predecessor Property Owners (which, in turn, are true and complete in all material respects). The Financial Statements fairly present the financial condition and results of operation and cash flow of Property Owner or Predecessor Property Owners as of the respective dates of and for the periods referred to in such Financial Statements in all material respects. Except for the unaudited interim consolidated balance sheet of Holding Company, Predecessor Holding Companies, Property Owner and Predecessor Property Owners as of the six (6) months ended June 30, 2016 and the related unaudited interim consolidated income statement of Holding Company, Predecessor Holding Companies, Property Owner and Predecessor Property Owners as of the six (6) months ended June 30, 2016, the Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States, consistently applied throughout the periods indicated thereon.

(r) No Indebtedness. Except as set forth on Schedule 7.2(r) and the Seller Financing, upon Closing, none of Holding Company or Property Owner shall have any outstanding Indebtedness.

(s) Affiliate Contracts. Except as set forth on Schedule 7.2(s), there is no, and since December 31, 2013 has been no, Contract or other arrangement between Seller, any Affiliate of Seller or any Seller Party (other than, in each case, Holding Company and Property Owner), on the one hand, and Holding Company, a Predecessor Holding Company,

Property Owner or a Predecessor Property Owner, on the other hand (each, an “Affiliate Contract”). None of Seller, any Affiliate of Seller or any Seller Party (other than, in each case, Holding Company and Property Owner) owns, or at any time since December 31, 2013 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in, a Person that has had business dealings or a financial interest in any transaction with Holding Company, a Predecessor Holding Company, Property Owner or a Predecessor Property Owner.

(t) Intentionally omitted.

(u) Intentionally omitted.

(v) Intentionally omitted.

(w) Intentionally omitted.

(x) Permits. All material governmental permits, licenses franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits”) required for Holding Company and Property Owner to carry on its business as currently conducted and as conducted by Predecessor Holding Companies and Predecessor Property Owners, as applicable (but expressly excluding any Permits related solely to the Properties), have been obtained and are in full force and effect. None of Seller, Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner has received written notice, and Seller does not have knowledge of (i) any pending or threatened modification or cancellation of any Permit or (ii) any violation of any of the Permits.

(y) No Option, Right of First Refusal. Except for this Agreement, Seller, Holding Company and Property Owner have not entered into any other contract or agreement to sell, directly or indirectly, the Membership Interests or any part thereof that is currently in effect and has not granted any option, right of first refusal or first opportunity to any party to acquire any right, title or interest in, directly or indirectly, the Membership Interests or any portion thereof. Furthermore, no Predecessor Holding Company or Predecessor Property Owner has entered into any contract or agreement to sell, directly or indirectly, the Membership Interests or any part thereof that is currently in effect and has not granted any option, right of first refusal or first opportunity to any party to acquire any right, title or interest in, directly or indirectly, the Membership Interests or any portion thereof.

(z) Embargoed Person. No Seller Entity nor any of its respective officers, directors or members is a Person (or to Seller’s knowledge, controlled by a Person): (i) that is listed on a Government List, (ii) is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001, (iii) has been previously indicted for or convicted of any felony involving a crime of moral turpitude or any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged felony involving a crime of moral turpitude. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

(aa) Property Representations. As of the Closing Date, Seller represents and warrants to Buyer the items listed on Exhibit D attached hereto with respect to each Property.

7.3 General Provisions. Notwithstanding anything to the contrary:

(a) Intentionally Omitted.

(b) Survival. Except for the provisions of this Agreement which are explicitly stated to not survive the Closing, all representations, warranties, obligations, covenants and agreements contained in this Agreement, the Closing Documents or made in writing by Seller or Buyer in connection herewith shall survive the execution and delivery of this Agreement and the Closing.

(i) Seller’s Survival Period. Notwithstanding the foregoing, Seller shall not be liable with respect to any claim for the breach or inaccuracy of any Seller’s Warranties, unless written notice of a claim thereof is delivered to Seller on or prior to the date that is nine (9) months after the Closing Date (the “Seller’s Survival Period”). Seller and Buyer agree that so long as written notice is given on or prior to the expiration of the Seller’s Survival Period with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved.

(ii) Buyer’s Survival Period. Notwithstanding the foregoing, Buyer shall not be liable with respect to any claim for the breach or inaccuracy of any of Buyer’s representations and warranties contained in Section 7.1 and the Closing Documents unless written notice of a claim thereof is delivered to Buyer on or prior to the date that is nine (9) months after the Closing Date (the “Buyer’s Survival Period”). Seller and Buyer agree that so long as written notice is given on or prior to the expiration of the Buyer’s Survival Period with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is resolved.

(c) Maximum Liability; Cap. Seller shall only be liable to Buyer hereunder for breaches of this Agreement or any of the Closing Documents, including any breach of a Seller’s Warranty and any indemnification obligations hereunder, with respect to which (A) the valid claims for all such breaches collectively aggregate more than Eight Hundred Eighty-Eight Thousand Six Hundred Eighty-Eight and 00/100 Dollars ($888,688.00) (the “Liability Threshold”) (provided, however, that once the Liability Threshold has been reached Seller shall be liable for all claims back to dollar zero), and (B) a claim is made by Buyer against Seller on or before expiration of the Seller’s Survival Period. Seller shall indemnify and defend Buyer and its Affiliates against, and hold Buyer and its Affiliates harmless from, any and all Liabilities incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any of Seller’s Warranties and (ii) any breach of any covenant or agreement made by Seller in this Agreement or any of the Closing Documents; provided, however, that in any event, Seller’s aggregate liability under this Agreement shall be limited to Twenty-Six Million Five Hundred Seventy Thousand Six Hundred Forty-Five and 00/100 Dollars ($26,570,645.00) in the aggregate (the “Cap”), except any Liabilities resulting from (x) (i) a breach of any of Seller’s Warranties based on fraudulent or willful misrepresentation by a Seller Party with respect to any matter set forth in Section 7.2 or Exhibit D or in any of the Closing Documents or (ii) Seller’s breach of or default under Section 8.2 shall not be subject to the Cap or the Seller’s Survival Period and (y) a breach of any of the Seller Fundamental Representations shall not be subject to the Cap.

7.4 No Consequential Damages. Notwithstanding anything in this Agreement to the contrary, in connection with its indemnification obligations under this Article 7 or any other indemnification obligations of Buyer or Seller set forth in this Agreement, neither Buyer nor Seller shall be liable to each other for consequential, exemplary, punitive, indirect or incidental losses, special damages, lost profits or similar items (including loss of revenue, income or profits or loss of business reputation or opportunity relating to a breach or alleged breach) whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the sole, joint or concurrent negligence, strict liability or other fault of the other party or its affiliates, unless the same are imposed by a third party that is not an affiliate of Buyer or Seller.

7.5 Remedies.

(a) During the Seller’s Survival Period, if any of the Sellers Warranties are determined to have been inaccurate as of the Closing Date and either (x) such breach satisfies the Materiality Threshold, or (y) such breach does not satisfy the Materiality Threshold but as a result of such breach the applicable Put Property is required to be removed as collateral for the Seller Financing (a “Financing Kick-Out Property”), Buyer may, at its sole election, notify Seller in writing (a “Put Option Notice”) that it requires Seller (or Seller’s designee) to take one or more of the actions set forth in clauses (a)(i) or (ii) below on or prior to the expiration of the Remedy Period. Upon receipt of a Put Option Notice with respect to any Property (such Property, hereinafter, a “Put Property”), Seller shall be required to take one or more of the following actions (the determination of which shall be made by Seller in its sole election except as set forth in Section 7.5(b) below) with respect to the applicable Put Property on or before the expiration of the Remedy Period:

(i) Seller may purchase (or cause to be purchased) such Put Property from the applicable Property Owner for the Allocated Purchase Price of such Put Property. Any such repurchase shall be made pursuant to a deed in form and substance substantially similar to the deed by which the applicable Property Owner acquired such Property (with only such changes as are required by applicable Laws or permitted by Seller and Buyer), and other transfer documents in form and substance reasonably acceptable to each of Seller and Buyer; or

(ii) Seller may take such actions, at Seller’s sole cost and expense, necessary to render the applicable Seller’s Warranty accurate on or prior to the expiration of such Remedy Period. For the avoidance of doubt, failure by Seller to timely effectuate a cure of the inaccuracy of the applicable Seller’s Warranty in accordance with this Section 7.5(a)(ii) if Seller has elected this option shall be a default under this Section 7.5.

(b) Seller shall notify Buyer, in writing, within ten (10) days following receipt of a Put Option Notice, as to whether it elects options (a)(i) or (a)(ii) above with respect to the applicable Put Property referenced in a Put Option Notice; provided, however, that (i) if Buyer is not able to effectuate either option (a)(i) or (a)(ii) because such proposed transaction would result in a breach of the terms of the Seller Financing Documents, then Seller shall be required to elect an alternative option available to Buyer under the Seller Financing Documents, and (ii) Seller shall be obligated to elect option (a)(i) with respect to any Financing Kick-Out Property. In the event Seller elects, or is required to elect, clause (a)(i) with respect to any Put Property, then Seller shall provide written notice to Buyer, not less than fifteen (15) business days prior to the date which Seller proposes to close on the applicable repurchase (which date must be during the Remedy Period). In the event Seller elects, or is required to elect, clause (a)(i) with respect to any Put Property, it shall be a condition to Seller’s obligation to consummate the applicable repurchase, that the applicable Property Owner be able to transfer the applicable Put Property to Seller (or its designee) in fee simple on the designated closing date, subject only to the Repurchase Permitted Exceptions and Buyer agrees that in the event Seller (or its designee) is ready, willing and able to close on the applicable repurchase of a Put Property on the designated closing date and the applicable Property Owner is unable to transfer title in accordance with this sentence, Seller shall have no obligation to consummate such transfer and Seller’s obligations under this Section 7.5 with respect to such Put Property and Seller’s obligations shall be deemed satisfied in full as of the designated closing date; provided, however, that Buyer shall have the option upon written notice to Seller to extend the designated closing date for a period not to exceed an additional ten (10) business days in order to consummate such repurchase (and if such additional ten (10) business day period exceeds the Remedy Period, Seller shall not be in default hereunder for failure to close during the Remedy Period). During the Remedy Period, (x) Buyer shall reasonably cooperate, and shall cause Holding Company and Property Owner to reasonably cooperate, in all respects with Seller (or its designee) with respect to any Put Property to permit the Seller (or its designee) to consummate the transactions set forth above within the timeframes set forth herein, and (y) Seller shall reasonably cooperate (or shall cause its designee to reasonably cooperate) in all respects with Buyer with respect to any Put Property to permit Buyer to consummate the transactions set forth above within the timeframes set forth herein and in the Seller Financing Documents and in accordance with the terms and conditions of the Seller Financing Documents. Any and all transfer taxes, closing costs (including reasonable attorney’s fees of Buyer and Seller), title insurance premiums, and costs and expenses incurred by the applicable Property Owner under the Seller Financing Documents (including reasonable attorney’s fees of any Property Owner, release prices, yield maintenance or other prepayment premiums, and the costs and expenses of the lender under the Seller Financing that are the responsibility of the applicable Property Owner under the Seller Financing Documents), in each case, in connection with the transactions contemplated by this Section 7.5 shall be the sole responsibility of Seller.

(c) Notwithstanding anything in this Section 7.5 to the contrary, Seller’s liability under this Section 7.5 shall be subject to the terms and provisions set forth in

Section 7.3(c) above, including the Liability Threshold and Cap; provided, however, in the event a Put Property is a Financing Kick-Out Property, then Seller shall be obligated to repurchase such Put Property pursuant to clause (a)(i) above without regard to the Cap or Liability Threshold set forth in Section 7.3(c), and any such repurchase of a Financing Kick-Out Property shall not count toward the calculation of the Cap and the Liability Threshold.

(d) The provisions of this Section 7.5 are subject in all respects to the terms of the Seller Financing Documents.

7.6 Indemnity Escrow Funds. Any payments due to Buyer related to any breach of Seller’s Warranties shall be payable by Seller as follows: (a) first, to be deducted from the Indemnity Escrow Funds as long as there are funds remaining in the Indemnity Escrow Account; and (b) second, any remaining amounts payable in respect of such claim shall be paid in cash, by wire transfer of immediately available funds, except in the case of any Liabilities which Buyer may, directly or indirectly, suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with breaches of any Seller Fundamental Representation or any fraud, intentional misrepresentation, willful concealment or willful misconduct by Seller or any Seller Party hereto, in which case Buyer may seek recovery from Seller directly, and not, for the avoidance of doubt, first from the Indemnity Escrow Funds.

ARTICLE 8 - COVENANTS

8.1 Publicity. Seller and Buyer each hereby covenant and agree that after the Closing Date, any press release or public statement with respect to the Transaction or this Agreement (“Release”) issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent such Release is required by law, regulation, securities reporting or disclosure requirements, stock exchange rule, legal proceedings, court order or similar governmental mandate, in each case to the extent applicable to Seller or Buyer, as the case may be (collectively, “Disclosure Requirements”). If either Seller or Buyer is required by Disclosure Requirements to issue a Release, such party shall, at least one (1) business day prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review.

8.2 Brokers. Seller and Buyer expressly acknowledge that there has been no broker acting on either party’s behalf with respect to the Transaction. Seller agrees to indemnify and hold harmless Buyer from and against any and all Liabilities suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Seller as broker in connection with the Transaction or the Leases. Buyer agrees to indemnify and hold harmless Seller from and against any and all Liabilities suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

8.3 Tax Matters.

(a) Tax Returns.

(i) Seller shall prepare or cause to be prepared all Tax Returns (which, for purposes of this Section 8.3, shall be deemed to include any amendments made after the Closing Date to Tax Returns that were filed prior to the Closing Date insofar as they relate to any period ending before the Closing Date) required to be filed by Holding Company, any Predecessor Holding Company, Property Owner or any Predecessor Property Owner after the Closing Date with respect to Tax periods ending on or before the Closing Date consistent with past practices, unless otherwise required by Law. Seller shall provide drafts of all such Tax Returns to Buyer not less than thirty (30) days prior to the required filing date, and Seller and Buyer shall confer and cooperate in good faith to address any reasonable comments and changes which are suggested by Buyer and delivered to Seller not less than five (5) business days prior to the required filing date. Upon completion of such Tax Returns in accordance with this Section 8.3, Buyer will cause the same to be timely filed.

(ii) Buyer will, as to any Taxes in respect of which Seller may be obligated to indemnify Buyer pursuant to this Agreement, promptly inform Seller of, and permit the participation of Seller in, any investigation, audit or other proceeding by or with the IRS or any other Tax authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such proceeding without the prior written consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed).

(iii) Seller and Buyer shall (A) reasonably assist one another in providing information necessary for preparing and filing any Tax Returns that Buyer or Seller is responsible for preparing and filing with respect to Holding Company, any Predecessor Holding Company, Property Owner and any Predecessor Property Owner and relating to any taxable period beginning before the Closing Date, (B) reasonably cooperate in providing information for any audits by, or disputes or other proceedings with, any Tax authority or with respect to any matters relating to Taxes for any taxable period beginning before the Closing Date and (C) make available to one another and to any Tax authority as reasonably requested by any such party all information, records and documents relating to Tax matters (including Tax Returns) of or relating to Holding Company, any Predecessor Holding Company, Property Owner and any Predecessor Property Owner relating to any taxable period beginning before the Closing Date.

(iv) Seller and Buyer shall each attach Form 8594 to their respective federal income tax return for the year in which the Closing occurs. The Purchase Price shall be allocated among the Properties in accordance with the allocation set forth on Schedule 3.

(b) Installment Sale. For U.S. federal (and applicable state and local) Tax purposes, the parties intend that the transactions contemplated by this Agreement be treated as an installment sale of the Properties under Section 453 of the Code, and that the Purchase Price be allocated among the Properties in accordance with the allocation set forth on Schedule 3. The parties shall not take any position on any Tax Return that is inconsistent with such intent except as required by law.

8.4 Audited Financials.

(a) Beginning on the date hereof and continuing for a period of nine (9) months following Closing, the Seller shall use commercially reasonable efforts to provide the Buyer with such information as the Buyer may reasonably request (including management representation letters required for any audit) in connection with (i) the Buyer’s efforts to prepare audited financial statements in compliance with Regulation S-X, and (ii) the Buyer’s preparation of pro forma financial information for purposes of its reports or other filings in accordance with the Securities Exchange Act of 1934, as amended; provided, however, such efforts shall be at no additional cost to Seller.

(b) Beginning on the date hereof and continuing following Closing, in the event the SEC has comments or questions on any of the audited financial statements prepared in compliance with Regulation S-X, the Seller shall use commercially reasonable efforts to assist and reasonably cooperate with the Buyer, the Buyer’s independent accountants and the SEC to resolve any such issues and questions regarding such audited financial statements and take such commercially reasonably actions with respect to such annual financial statements as are necessary for the Buyer to satisfy its obligations under Regulation S-X; provided, however, such cooperation efforts shall be at no additional cost to Seller.

(c) Beginning on the date hereof and continuing for a period of nine (9) months following Closing, the Seller shall use commercially reasonable efforts to cooperate with the Buyer’s reasonable requests in connection with the Buyer’s compliance with applicable securities Laws with respect to the transactions hereunder, by (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by the Buyer of pro forma financial statements and addressing purchase accounting issues and (ii) allowing access to the Seller’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers regarding Holding Company, any Predecessor Holding Company, Property Owner, any Predecessor Property Owner and the Properties to Buyer or Buyer’s independent accountants), and discussing with the Seller’s independent accountants appropriate consents to fulfill the Buyer’s reporting requirements, including financial statements and the notes thereto; provided, however, such cooperation efforts shall be at no additional cost to Seller.

ARTICLE 9 - MISCELLANEOUS

9.1 Assignment. No party may assign this Agreement or its rights hereunder to any Person without the prior written consent of the other party, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer may assign this Agreement to an Affiliate and, after the Closing, Buyer may collaterally assign its rights under this Agreement to Lender in connection with the Seller Financing Documents. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement accruing from and after the date of such assignment but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

9.2 Integration; Waiver; Waiver of Bulk Sales Compliance. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire understanding between the parties with respect to the Transaction, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision may be modified or amended except by an instrument signed by Buyer and Seller. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply. Seller and Buyer each waive any and all “bulk sales” and “pre-tax clearance” requirements under applicable federal, state and local law.

9.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

9.4 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions. All Exhibits and Schedules attached hereto shall be incorporated by reference as if set out herein in full.

9.5 Binding Effect. Subject to the provisions of Section 9.1 above, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.6 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

9.7 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing and shall be deemed duly given or made at the time and on the date (i) when received by e-mail, provided that a hard copy of such communication is delivered and received no later than one (1) business day after such e-mail is received, or (ii) when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service), to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below. Notices given by counsel to a party shall be deemed given by such party.

IF TO BUYER:

Altisource Residential L.P.

c/o Altisource Asset Management Corporation

36C Strand Street

Christiansted, VI 00820

Attn: Robin Lowe

E-Mail: Robin.Lowe@altisourceAMC.com

WITH A COPY TO:

Hunton & Williams LLP

Bank of America Plaza

Suite 3500

101 South Tryon Street

Charlotte, NC 28280

Attn: Robert J. Hahn

E-Mail: rhahn@hunton.com

IF TO SELLER:

MSR I, LP

5001 Plaza on the Lake, Suite 200

Austin, TX 78746

Attn : Drew Flahive

E-Mail: Dflahive@amherst.com

WITH A COPY TO:

Skadden Arps Slate Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attn: Evan R. Levy

E-Mail: Evan.levy@skadden.com

9.8 Counterparts. This Agreement may be executed in counterparts (including execution of counterpart signature pages), each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

9.9 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument against any Property, the Membership Interests or any portion thereof in connection herewith in any public records, and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument.

9.10 Limitation of Liability. No present or future partner, director, officer, member, shareholder, employee, Affiliate, or agent of Seller or any Affiliate of the foregoing will have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made pursuant to the Agreement previously, now, or hereafter. These Section 9.10 limitations are in addition to and not in limitation of, any other limitation or liability hereunder, by law, in equity, or otherwise.

9.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any amendment or modification or any of the Closing Documents. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words expressed in the singular shall be deemed to include the plural and vice versa, unless the context requires otherwise. Each place in this Agreement in which the term “Property” is used, it shall be understood to mean and refer to each and every Property, both individually and collectively, as the context may require or permit. Each place in this Agreement in which the term “Property” is used, it shall also be deemed to include the phrase, “or any portion thereof” unless the context requires the contrary.

9.12 Time of Essence. Time is of the essence with respect to this Agreement.

9.13 Waiver of Jury Trial. TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE MEMBERSHIP INTERESTS, THE PROPERTIES OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

9.14 No Presumption Regarding Drafting. Each party hereto acknowledges that it has reviewed this Agreement prior to its execution and that changes were made to this Agreement based upon its comments. If any disputes arise with respect to the interpretation of any provision of this Agreement, the provision shall be deemed to have been drafted by all of the parties and shall not be construed against any party on the basis that the party was responsible for drafting that provision.

9.15 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or PDF shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original of this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

9.16 No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligation or liability of any third Persons to any party. This Agreement is not intended and shall not give any third Person any right of subrogation or action over or against Seller or Buyer.

9.17 Prior Agreements. THIS AGREEMENT AND THE CLOSING DOCUMENTS CONTAIN THE ENTIRE AGREEMENT OF THE PARTIES HERETO AND THERETO IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND ALL PRIOR AGREEMENTS AMONG OR BETWEEN SUCH PARTIES, WHETHER ORAL OR WRITTEN, INCLUDING THE LETTER OF INTENT, ARE SUPERSEDED BY THE TERMS OF THIS AGREEMENT AND THE CLOSING

DOCUMENTS (EXCEPT THAT ANY INDEMNIFICATIONS PROVIDED IN THE LETTER OF INTENT SHALL SURVIVE THE CLOSING).

[Remainder of Page Intentionally left blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the Closing Date.

SELLER:

MSR I, LP, a Delaware limited partnership

By:	MSR I GP, LLC, its General Partner

By:	/s/ Scot Hughes
Name:	Scot Hughes
Title:	Vice President and Secretary

BUYER:

ALTISOURCE RESIDENTIAL, L.P., a Delaware limited partnership

By: Altisource Residential GP LLC, its general partner

By: Altisource Residential Corporation, the sole member of the general partner

By:	/s/ Stephen H. Gray
Name:	Stephen H. Gray
Title:	Chief Administrative Officer

EXHIBITS AND SCHEDULE

Exhibit A	Form of Assignment and Assumption of Membership Interests
Exhibit B	List of Contracts
Exhibit C	Form of Non-Foreign Affidavit
Exhibit D	Property Representations
Exhibit E	Disclosure Schedule
Exhibit F	Rent Roll
Exhibit G	Indemnity Escrow Agreement
Exhibit H	Intentionally Omitted
Exhibit I	Form of Recycled SPE Certificate
Exhibit J	Form of Owner’s and Non-Imputation Affidavit

Schedule 1	List of Predecessor Holding Companies
Schedule 2	List of Predecessor Property Owners
Schedule 3	List of Properties
Schedule 4	Tenant Reimbursement Statement
Schedule 5	Advance Rents
Schedule 7.2(r)	Indebtedness
Schedule 7.2(s)	Affiliate Contracts

EXHIBIT D

PROPERTY REPRESENTATIONS

As of the Closing Date, Seller represents and warrants to Buyer with respect to each Property as follows:

1. Property/Title.

(a) Property Owner has good and marketable fee simple legal and equitable title to the real property comprising the Property, subject to Permitted Exceptions. The Permitted Exceptions with respect to the Property, in the aggregate, do not have an Individual Material Adverse Effect on such Property.

(b) All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Owner’s Policy for such Property.

(c) Each Property is comprised of one (1) or more parcels which constitute separate tax lots and do not constitute a portion of any other tax lot not a part of such Property.

2. Adverse Claims Property Owner’s ownership of the Property is free and clear of any Liens other than Permitted Exceptions.

3. Title Insurance Owner’s Policy. The Property File for the Property includes a Title Insurance Owner’s Policy insuring fee simple ownership of such Property by Property Owner or the related Predecessor Property Owner.

4. Deed. The Property File delivered or transferred by Property Owner to Buyer for such Property includes a copy of the deed for such Property conveying the Property to Property Owner or the related Predecessor Property Owner, with vesting in the actual name of such Property Owner or the related Predecessor Property Owner, and Property Owner hereby certifies that such Property’s deed has been recorded or presented to and accepted for recording by the applicable title insurance company issuing the related Title Insurance Owner’s Policy, with all fees, premiums and deed stamps and other transfer taxes paid.

5. Property Taxes and HOA Fees. There are no delinquent Property Taxes or HOA Fees outstanding with respect to the Property, other than Property Taxes or HOA Fees that may exist in accordance with Section 4.4.5 of the Loan Agreement, dated as of September 30, 2016, by and among Property Owner, Seller, MSR II, L.P. and MSR Lender LLC. As of the Closing Date, there are no pending or, to Seller’s knowledge, proposed, special or other assessments for homeowner’s association improvements affecting the Property that would reasonably be expected to have an Individual Material Adverse Effect with respect to such Property.

6. Compliance with Renovation Standards. Except if the Property is a Carry-Over Property or a Vacant Property, the Property satisfies the Renovation Standards and all

Exhibit D, Page 1

renovations thereto have been conducted in accordance with applicable Laws, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Holding Company, Property Owner and/or Seller, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, in each case, in all material respects. Schedule E-6(a) is a true, complete and accurate list of all Carry-Over Properties. Schedule E-6(b) is a true, complete and accurate list of all Vacant Properties.

7. Condemnation; Physical Condition. The Property has not been condemned in whole or in part. No proceeding is pending or, to the knowledge of Seller, threatened in writing for the condemnation of the Property. The Property is in a good, safe and habitable condition and repair, and free of and clear of any damage or waste that has an Individual Material Adverse Effect on the Property.

8. Brokers. There is no commission or other compensation payable to any broker or finder in connection with the purchase of the Property by any Seller Entity that has not been paid.

9. Leasing. As of the Closing Date, either (a) the Property (other than the Vacant Properties listed on Schedule E-6(b)) is leased by the applicable Property Owner to an Eligible Tenant pursuant to an Eligible Lease and such Lease is in full force and effect and is not in default in any material respect or (b) if the Property is a Carry-Over Property, it was leased by the applicable Property Owner to a Carry-Over Tenant pursuant to a Lease and such Lease was in full force and effect and was not in default in any material respect; provided, that prior to entering into any new or renewal Lease with such Carry-Over Tenant, Property Owner determined that such Carry-Over Tenant was not listed on a Government List. No Person (other than the applicable Property Owner) has any possessory interest in the Property or right to occupy the same except any Tenant under and pursuant to the provisions of the applicable Lease and any Person claiming rights through any such Tenant. The copy of such Eligible Lease for the Property (other than any Carry-Over Property or Vacant Property) delivered to Buyer is true and complete in all material respects, there are no material oral agreements with respect thereto. Except as set forth on Schedule E-9 attached hereto as of the Closing Date, no Rent (including security deposits) has been paid more than thirty (30) days in advance of its due date and all amounts set forth on Schedule E-9 have been delivered to the Advance Rent Subaccount (as defined in the Loan Agreement, dated as of September 30, 2016, by and among Property Owner, Seller, MSR II, L.P. and MSR Lender LLC ) on or before the Closing Date. As of the Closing Date, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Property Owner to the relevant Tenant has already been provided to such Tenant (including reductions in monthly Rent during the term of the related Lease in other similar fashion).

10. Insurance Policies. The Property is covered by property, casualty, liability, business interruption, windstorm, flood, earthquake and the other applicable requirements of Section 5.1.1 of the Loan Agreement, dated as of September 30, 2016, by and among Property Owner, Seller, MSR II, L.P. and MSR Lender LLC. Schedule E-10 lists all insurance coverage presently in effect with respect to the Properties. None of Seller, Holding Company or Property

Exhibit D, Page 2

Owner has taken (or omitted to take) any action that would impair or invalidate the coverage provided by any such insurance policies. As of the Closing Date, no claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such policies and would reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

11. Lawsuits, Etc. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other entity pending or, to Seller’s knowledge, threatened in writing against or affecting the Property or any Seller Party, which actions, suits or proceedings would reasonably be expected to have an Individual Material Adverse Effect on such Property.

12. Orders, Injunctions, Etc. There are no orders, injunctions, decrees or judgments outstanding with respect to the Property that would reasonably be expected to have an Individual Material Adverse Effect on such Property.

13. Agreements Relating to the Properties. Neither Property Owner nor the applicable Predecessor Property Owner is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have an Individual Material Adverse Effect on such Property. Neither Property Owner nor the applicable Predecessor Property Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Property is bound. Except for the property management agreement for the Property, neither Property Owner nor the applicable Predecessor Property Owner has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which the Property is bound. Neither Property Owner nor the applicable Predecessor Property Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Exception with respect to any Property. Neither the Property nor any part thereof is subject to any purchase options, rights of first refusal to purchase, rights of first offer to purchase or other similar rights in favor of any Tenant or other third parties.

14. Accuracy of Information Regarding Property. All information with respect to the Property included in the Schedules to this Agreement is true, complete and accurate in all material respects. None of the Properties consist of housing cooperatives or manufactured housing. Schedule E-14 is a true, complete and accurate list of all of the Applicable HOA Properties, if any, and the HOAs affecting such Applicable HOA Properties. To Seller’s knowledge, Schedule E-14 contains a true, correct and complete notice address of the HOAs pertaining to the Applicable HOA Properties, if any.

15. Compliance with Laws The Property (including the leasing and intended use thereof) complies with all applicable Laws, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Holding Company, Property Owner and/or Seller, at any time in force affecting a Property or any part thereof, including any which may (i) require repairs, modifications or alterations in or to a Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof, including, without limitation, building and zoning ordinances and codes and all certifications, permits, licenses and

Exhibit D, Page 3

approvals, including without limitation, certificates of completion and occupancy permits, required for the legal leasing, use, occupancy, habitability and operation of such Property, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There is no consent, approval, permit, license, order or authorization of, and no filing with or notice to, any court or Governmental Authority required for the operation, use or leasing of the Property that has not been obtained, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property. There has not been committed by any Seller Party or, to the Seller’s knowledge, any other Person in occupancy of or involved with the operation, use or leasing of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof.

16. Intentionally omitted.

17. Utilities and Public Access. The Property has rights of access to public ways and is served by water, sewer or septic system, and storm drain facilities adequate to service the Property for its intended uses and all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the applicable Title Insurance Owner’s Policy and all roads necessary for the use of the Property for its intended purposes have been completed and dedicated to public use and accepted by all Governmental Authorities, except as would not reasonably be expected to have an Individual Material Adverse Effect with respect to the Property.

18. Eminent Domain. There is no proceeding pending or, to Seller’s knowledge, threatened, for the total or partial Condemnation or for the relocation of roadways resulting in a failure of access to the Property on public roads.

19. Flood Zone. The Property is not located in an area identified by the Federal Emergency Management Agency as a special flood hazard area, or, if so located the flood insurance required pursuant to Section 5.1.1(a) of the Loan Agreement, dated as of September 30, 2016, by and among Property Owner, Seller, MSR II, L.P. and MSR Lender LLC is in full force and effect with respect to the Property. Schedule E-19 is a true, complete and accurate list of all Properties located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

Exhibit D, Page 4